Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-XXX) and related Prospectus of Ares Commercial Real Estate Corporation for the registration of common stock, preferred stock, debt securities, subscription rights, warrants and units and to the incorporation by reference therein of our report dated February 21, 2019, with respect to the consolidated financial statements of Ares Commercial Real Estate Corporation, and the effectiveness of internal control over financial reporting of Ares Commercial Real Estate Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

July 18, 2019

Los Angeles, California